Exhibit 4.4

LIGHTSPEED POS INC.

Amended and Restated 2012 Stock Option Plan

Effective as of March 15, 2019

LIGHTSPEED POS INC.

Amended and Restated 2012 Stock Option Plan

ARTICLE 1
PURPOSE

Section 1.1	Purpose

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, officers and directors by granting to them, and to others providing services to the Company, options to purchase subordinate voting shares in the capital of the Company.

ARTICLE 2
INTERPRETATION

Section 2.1	Definitions

When used in this Plan, the following words and terms have the meanings set out below:

“Affiliate” means an affiliate of the Company and has the meaning given to it in NI 45-106 (as defined below).

“Associate” has the meaning given to it in NI 45-106.

“Black-Out Period” means a period of time when pursuant to any policies of the Company (including the Company’s insider trading policy), any securities of the Company may not be traded by certain Persons designated by the Company.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec for the transaction of banking business.

“CBCA” means the Canada Business Corporations Act and the regulations under it, both as amended from time to time.

“Change of Control” has the meaning given to it in Section 4.9(b).

“Code” has the meaning given in Section 4.11.

“Committee” has the meaning given to it in Section 3.2.

“Company” means Lightspeed POS Inc.

“Consultant Participant” means a person, other than an Employee Participant or an Executive Participant, that:

(a)	is engaged to provide services to the Company or an Affiliate;

(b)	provides the services under a written contract with the Company or an Affiliate; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate,

and includes:

(i)	for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner; and

(ii)	the consultant’s Permitted Assigns.

“Date of Grant” means, for any Option, the date specified by the Board at the time it grants the Option or, if no such date is specified, the date upon which the Option was granted.

“Director” means a member of the board of directors of the Company or an Affiliate.

“Disabled” or “Disability” means the permanent and total incapacity of an Optionee as determined in accordance with procedures established by the Board for purposes of this Plan in accordance with applicable law.

“Disqualifying Disposition” has the meaning given in Section 4.11(f).

“Effective Date” means March 15, 2019.

“Employee Participant” means a current full-time or part-time employee or contract employee (other than an Executive Participant or Consultant Participant) of the Company or an Affiliate and includes such employee’s Permitted Assigns.

“Executive Participant” means a Director or an officer of the Company or an Affiliate and includes such Director’s or officer’s Permitted Assigns.

“Exercise Notice” means a notice in writing, in the form set out in Schedule A, signed by an Optionee and stating the Optionee’s intention to exercise a particular Option.

“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised, subject to an extension pursuant to Section 4.3(b) resulting from a Black-Out Period.

“Exercise Price” means the price at which a Subordinate Voting Share may be purchased pursuant to the exercise of an Option.

“Individual Optionee” means an Optionee who is an individual or the individual of which the Optionee is a Permitted Assign, as the case may be.

“Insider” means a “reporting insider” as defined in National Instrument 55-104 –Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”.

“ISOs” has the meaning given in Section 4.11.

“Market Value” means at any date when the market value of Subordinate Voting Shares is to be determined, (i) if the Subordinate Voting Shares are listed on the TSX, the VWAP on the TSX for the five (5) trading days immediately preceding such date; (ii) if the Subordinate Voting Shares are not listed on the TSX, then as calculated in paragraph (i) by reference to the price on any other stock exchange on which the Subordinate Voting Shares are listed (if more than one, then using the exchange on which a majority of Subordinate Voting Shares are listed); or (iii) if the Subordinate Voting Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and such determination shall be conclusive and binding on all Persons.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Company.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time.

“Option” means a right to purchase Subordinate Voting Shares under this Plan.

“Option Agreement” means a signed, written agreement between an Optionee and the Company, evidencing the terms and conditions on which an Option has been granted under this Plan.

 “Optionee” means an Employee Participant, Executive Participant or Consultant Participant who has been granted one or more Options.

“Participant” means an Employee Participant, Executive Participant or Consultant Participant.

“Permitted Assign” has the meaning given to it in NI 45-106.

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative.

“Plan” means this amended and restated 2012 stock option plan, as same may be further amended or amended and restated from time to time.

“Related Corporations” has the meaning given in Section 4.11(a).

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Subordinate Voting Shares to one or more full-time employees, directors, officers, Insiders, or consultants of the Company or a subsidiary of the Company, including a Subordinate Voting Share purchase from treasury by a full-time employee, director, officer, Insider, or consultant which is financially assisted by the Company or a subsidiary of the Company, by way of a loan, guarantee or otherwise.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Company. “Company” means Lightspeed POS Inc.

“Termination Date” has the meaning given as follows:

(a)
In the case of an Employee Participant or Executive Participant, “Termination Date” means the date designated by the Company or an Affiliate as the last day of the Individual Optionee’s employment or term of office with the Company or the Affiliate. “Termination Date” specifically does not mean the date on which any statutory notice or reasonable notice period that the Company or the Affiliate may be required to provide at law expires or any period of deemed employment; and

(b)
In the case of a Consultant Participant, “Termination Date” means the date that is designated by the Company or the Affiliate, as applicable, as the date on which the Consultant Participant’s consulting agreement or arrangement is terminated. “Termination Date” specifically does not mean the date on which any reasonable notice period that the Company or the Affiliate may be required to provide under the terms of the consulting agreement or arrangement expires or any period of deemed services.

“TSX” means the Toronto Stock Exchange.

“VWAP” means the volume weighted average trading price of the Subordinate Voting Shares, calculated by dividing the total value by the total volume of Subordinate Voting traded for the relevant period.

Section 2.2	Interpretation

(a)
Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used in this Plan, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION

Section 3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board, and the Board has sole and complete authority, in its discretion:

(a)	[RESERVED];

(b)	[RESERVED];

(i)	[RESERVED];

(ii)	[RESERVED];

(iii)	[RESERVED];

(iv)	[RESERVED];

(v)	any acceleration of exercisability or waiver of termination regarding any Option;

(c)	to interpret this Plan; and

(d)	to make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other Persons.

Section 3.2	Delegation to Committee

The Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

Section 3.3	Eligibility

All Participants are eligible to participate in the Plan, subject to the terms hereof. No additional Options shall be granted under this Plan as of the Effective Date or following the Effective Date, but Options granted prior to the Effective Date and that are outstanding on the Effective Date shall continue in accordance with their terms.

Section 3.4	Total Subordinate Voting Shares Subject to Options

The maximum number of Subordinate Voting Shares issuable under this Plan is 5,408,800 Subordinate Voting Shares, which represents the Subordinate Voting Shares issuable upon exercise of Options outstanding as of the Effective Date. At all times, the Company will reserve and keep available a sufficient number of Subordinate Voting Shares to satisfy the requirements of all outstanding Options granted prior to the Effective Date under the Plan.

Section 3.5	Limits with Respect to Insiders

(a)
The maximum number of Subordinate Voting Shares issuable from treasury to Participants who are Insiders, at any time, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Subordinate Voting Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non diluted basis).

(b)
The maximum number of Subordinate Voting Shares issued from treasury to Participants who are Insiders, within any one-year period, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Subordinate Voting Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(c)
Any Option granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangement, prior to a Participant becoming an Insider, shall be excluded from the purposes of the limits set out in Section 3.5(a) and Section 3.5(b).

Section 3.6	Option Agreements

Each grant of Options under this Plan will be evidenced by an Option Agreement.

Section 3.7	Non-transferability

Subject to Section 4.6, an Optionee may not transfer any Options, or any rights in connection with such Options, to any Person except a Permitted Assign. No purported transfer of Options other than to a Permitted Assign, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options in any transferee, and immediately upon any transfer, or any attempt to make a transfer, such Options will terminate. If any Optionee transfers Options to Permitted Assign, such Options terminate if the transferee is no longer a Permitted Assign.
ARTICLE 4
GRANT OF OPTIONS

Section 4.1	Grant of Options

No additional Options shall be granted under this Plan as of the Effective Date and following the Effective Date.

Section 4.2	Exercise Price

The Exercise Price will be as determined by the Board, but may not be less than the Market Value of the Subordinate Voting Shares on the day prior to the Date of Grant, or, in the case of ISOs, the fair market value on the Date of Grant and, in the case of Options granted as contemplated by Section 4.11(d), 110% of the fair market value on the Date of Grant.

Section 4.3	Term of Options

(a)
Subject to any accelerated termination as set forth in this Plan, each Option, unless otherwise specified by the Board, expires on the seventh anniversary of the Date of Grant, however, the Exercise Period of an Option may not exceed 10 years from its Date of Grant, subject to an extension pursuant to Section 4.3(b) resulting from a Black-Out Period.

(b)
Notwithstanding any other provision of this Plan, should the expiration date for an Option fall within a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 6.4 hereof, the ten (10) Business Day period referred to in this Section 4.3(b) may not be extended by the Board.

Section 4.4	Exercise Period

Unless otherwise specified by the Board at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

Percentage of Total Number of Subordinate Voting Shares that may be Purchased	Exercise Period

25%	From the first anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the second anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the third anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the fourth anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Subordinate Voting Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

Section 4.5	Exercise and Termination of Options

(a)	Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(b)
The Exercise Notice must be accompanied by payment in full (in cash, or by certified cheque, bank draft or money order payable to the Company or by such other means acceptable to the Directors) of the purchase price for the Subordinate Voting Shares to be purchased, such payment to be provided to the Company within 3 Business Days of delivery of the Exercise Notice.

(c)
As soon as practicable after receipt of any Exercise Notice and full payment, the Company shall duly issue the applicable number of Subordinate Voting Shares to the Participant and such Subordinate Voting Shares shall be deemed validly issued as fully paid and non-assessable.

(d)	The right to exercise an Option terminates if the Option is not exercised before the end of the Exercise Period or are cancelled under this Plan prior to the end of the Exercise Period.

Section 4.6	Death or Disability of Optionee

(a)
If an Individual Optionee dies or becomes Disabled while an employee, Director or officer of the Company or an Affiliate, the executor or administrator of the Optionee’s estate may exercise any Options of the Optionee to the extent that the Options were exercisable at the date of such death or Disability until the earlier of:

(i)	the date that is 180 days from the date of the Individual Optionee’s death or Disability; and

(ii)	the date on which the Exercise Period of the particular Option expires.

Any such Options not exercised by such time are cancelled.

(b)	Any Options held by the Optionee that were not exercisable at the date of death or Disability are cancelled on such date.

Section 4.7	Termination of Employment or Services

(a)
Where an Employee Participant’s or Executive Participant’s employment or term of office with the Company or an Affiliate ceases by reason of the Participant’s death or Disability, then the provisions of Section 4.6 will apply.

(b)	Where an Employee Participant’s or Executive Participant’s employment or term of office terminates by reason of:

(i)
termination by the Company or an Affiliate without cause (whether such termination occurs with or without adequate notice, reasonable notice, or with or without adequate compensation in lieu of such notice or reasonable notice), or

(ii)	voluntary resignation by the Optionee,

then any Options held by the Optionee that are exercisable at the Termination Date continue to be exercisable by the Optionee, subject to Section 4.3(b), until the earlier of: (A) the date that is 30 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any such Options not exercised by such time are cancelled. Any Options held by the Optionee that are not exercisable at the Termination Date are cancelled on the Termination Date.

(c)
Where an Employee Participant’s or Executive Participant’s employment or term of office is terminated by the Company or an Affiliate for cause, then any Options held by the Optionee, whether or not exercisable at the Termination Date, are cancelled on the Termination Date at a time determined by the Board, in its discretion.

(d)	Where a Consultant Participant’s consulting agreement or arrangement terminates by reason of:

(i)
termination by the Company or an Affiliate for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Optionee’s consulting agreement or arrangement) or

(ii)	voluntary termination by the Optionee; or

(iii)	the death or Disability of the Optionee,

then any Options held by the Optionee that are exercisable at the Termination Date, or at the date of the death or Disability of the Optionee, as the case may be, continue to be exercisable by the Optionee, subject to Section 4.3(b), until the earlier of: (A) the date that is 30 days from the Termination Date, or from the date of the death or Disability of the Optionee, as the case may be; and (B) the date on which the Exercise Period of the particular Option expires. Any such Options not exercised by such time are cancelled. Any Options held by the Optionee that are not exercisable at the Termination Date, or at the date of the death or Disability of the Optionee, as the case may be, are cancelled on such date.

(e)
Where a Consultant Participant’s, consulting agreement or arrangement is terminated by the Company or an Affiliate for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in Optionee’s consulting agreement or arrangement), then any Options held by the Optionee, whether or not such Options are exercisable at the Termination Date, are cancelled on the Termination Date at a time determined by the Board, in its discretion.

(f)
Unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment or consulting arrangement within or among the Company or an Affiliate for so long as the Employee Participant continues to be an employee of the Company or an Affiliate, or for so long as the Executive Participant continues to be a director or officer of the Company or an Affiliate, or for so long as the Consultant Participant continues to be engaged as a consultant to the Company or an Affiliate, as the case may be.

Section 4.8	Discretion to Permit Exercise

Notwithstanding the provisions of Section 4.6 and Section 4.7, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board, provided that, subject to an extension pursuant to Section 4.3(b) resulting from a Black-Out Period, the Board will not, in any case, authorize the exercise of an Option pursuant to this Section beyond the expiration of the Exercise Period of the particular Option.

Section 4.9	Change of Control

(a)	Upon the occurrence of any Change of Control:

(i)	where Options that have vested are not assumed by (or substituted for) options in any entity participating in or resulting from the Change of Control, the Board may, in its discretion:

A.
allow the holders of vested Options to surrender such Options to the Company for cancellation in exchange for a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Subordinate Voting Share in connection with such transaction and the purchase price per Subordinate Voting Share, if any, under the Option multiplied by the number of Subordinate Voting Shares subject to such Option; except that if such product is zero or less, the Options will be cancelled and terminated without payment therefor; or

B.	provide that the period to exercise Options granted under the Plan will be extended (but not beyond 10 years from the Date of Grant); and

(ii)
where Options have not vested are not assumed by (or substituted for) options in any entity participating in or resulting from the Change of Control, the Board may, in its discretion, terminate such unvested Options (without the payment of any consideration for such termination) immediately prior to, and conditional upon the closing of, the Change of Control.

(b)	For purposes of this Section, a “Change of Control” means the happening of any of the following events:

(i)	the completion of a transaction pursuant to which:

A.	the Company goes out of existence; or

B.	any Person, or any Associate or Affiliate of such Person, other than:

(1)	the Company, a subsidiary of the Company or an employee benefit plan of the Company (including any trustee of such plan acting as trustee); or

(2)	any shareholder of the Company holding at least 10% of the outstanding shares of the Company on the Effective Date of this Plan (determined on an as-converted to common exchangeable shares basis),

acquires the direct or indirect “beneficial ownership” (as defined by the CBCA) of securities of the Company representing 50% or more of the aggregate voting power of all of the Company’s then issued and outstanding securities;

(ii)	the sale of all or substantially all of the Company’s assets to a Person other than a Person that was, prior to such sale, an Affiliate; or

(iii)	the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more Persons that were Affiliates prior to such event.

(c)
The Board may, in its discretion, accelerate the vesting of any or all outstanding Options to provide that such outstanding Options are fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change of Control. If the Board elects to accelerate the vesting of the Options, then if any of such Options are not exercised on or prior to completion of the transaction resulting in the Change of Control, such unexercised Options are cancelled upon the completion of the transaction resulting in the Change of Control. If, for any reason, the transaction that would result in the Change of Control is not completed, the acceleration of the vesting of the Options is retracted and vesting instead reverts to the manner in which such Options vested prior to the acceleration.

(d)
Notwithstanding anything else in this Plan or any Option Agreement, the Board may, without the consent of any Optionee, take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding Options into or for options, rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any entity participating in or resulting from a Change of Control, or to otherwise facilitate Options being assumed or substituted in connection with a Change of Control.

(e)
The Board shall determine in its discretion whether an Option is to be considered “assumed” or “substituted”. Without limiting the generality of the previous sentence, an Option may be considered “assumed” or “substituted” if in the determination of the Board:

(i)
the aggregate intrinsic value (the difference between the then Market Value and the Exercise Price per share multiplied by the number of Subordinate Voting Shares subject to such Option) of the assumed (or substituted) Option immediately after the Change of Control is substantially the same as the aggregate intrinsic value of such Option immediately before such transaction;

(ii)
the ratio of the Exercise Price per assumed (or substituted) Option to the fair market value per share of the successor corporation stock immediately after the Change of Control is substantially the same as such ratio for such Option immediately before such transaction; and

(iii)	the Option is exercisable for the consideration approved by the Board (including shares of stock, other securities or property or a combination of cash, stock, securities and other property).

Section 4.10	Conditions to Exercise Options

Each Optionee must, at the time of exercising an Option, sign and deliver to the Company:

(a)	[RESERVED];

(b)	[RESERVED];

(c)	[RESERVED]; and

(d)	to the extent requested by the Company, sign and deliver all such documents relating to the granting or exercise of Options that the Company deems necessary or desirable.

Section 4.11	Incentive Stock Options

The following provisions apply, in addition to the other provisions of this Plan that are not inconsistent with this Section 4.11, to Options intended to qualify as incentive stock options (“ISOs”) under Title 26, Section 422 of the United States Internal Revenue Code of 1986 (the “Code”):

(a)
Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”), and Options shall not be granted to non-employee Directors or independent contractors;

(b)	for purposes of Section 4.6 and Section 4.7 of the Plan, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;

(c)
if an Optionee ceases to be employed by the Company and/or all Related Corporations other than by reason of death or Disability, Options shall be eligible for treatment as ISOs only if exercised no later than three months following such termination of employment;

(d)
the Exercise Price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of stock of the Company or a Related Corporation (a “10% Stockholder”) shall be not less than 110% of the fair market value per Subordinate Voting Share on the Date of Grant and the term of any ISO granted to a 10% Stockholder shall not exceed 5 years measured from the Date of Grant;

(e)
Options held by an Optionee shall be eligible for treatment as ISOs only if the fair market value (determined at the Date of Grant) of the Subordinate Voting Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under the Plan or any other plan of a Related Corporation and which are exercisable for the first time by such individual during any one calendar year does not exceed US$100,000;

(f)
by accepting an Option granted as an ISO under the Plan, each Optionee agrees to notify the Company in writing immediately after such Optionee makes a “Disqualifying Disposition” of any stock acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised;

(g)
notwithstanding that the Plan shall be effective when adopted by the Board, no ISO granted under the Plan may be exercised until the Plan is approved by the Company’s shareholders and, if such approval is not obtained within 12 months after the date of the Board’s adoption of the Plan, then all ISOs previously granted shall terminate and cease to be outstanding and the provisions of this Section 4.11 shall cease to have effect; furthermore, the Board shall obtain shareholder approval within 12 months before or after any increase in the total number of shares that may be issued under the Plan or any change in the class of employees eligible to receive ISOs under the Plan;

(h)	Options intended to be ISOs under this Plan shall be granted prior to the date that is 10 years after the date this Plan is approved by the shareholders of the Company;

(i)
ISOs shall be neither transferable nor assignable by the Optionee other than by will or the laws of descent and distribution and may be exercised, during the Optionee’s lifetime, only by such Optionee; and

(j)	notwithstanding Section 3.7, an ISO is not transferable except by will or by the laws of descent and distribution.

Section 4.12	[RESERVED]

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS

Section 5.1	General

The existence of any Options does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company, to create or issue any Subordinate Voting Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether or not any such action referred to in this Section would have an adverse effect on this Plan or any Option granted hereunder.

Section 5.2	Reorganization of Company’s Capital

If the Company effects a subdivision or consolidation of Subordinate Voting Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or an amalgamation, combination, merger or other reorganization involving the Company by exchange of Subordinate Voting Shares, by sale or lease of assets or otherwise, or any other change in the capitalization of the Company that, in the opinion of the Board, would warrant the replacement or amendment of any existing Options in order to adjust: (a) the number of Subordinate Voting Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

Section 5.3	Issue by Company of Additional Shares

Except as expressly provided in this Article, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Subordinate Voting Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

Section 5.4	Fractions

No fractional Subordinate Voting Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Section 5.2, an Optionee would become entitled to a fractional Subordinate Voting Share, the Optionee has the right to acquire only the adjusted number of full Subordinate Voting Shares and no payment or other adjustment will be made with respect to the fractional Subordinate Voting Shares so disregarded.

Section 5.5	Conditions of Exercise

If the Board determines that the listing, registration or qualification of the Subordinate Voting Shares subject to an Option on any stock exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, stock exchange or of the holders of the Subordinate Voting Shares generally, is necessary or desirable, such Option may not be exercised unless such listing, registration, qualification, consent or approval has been effected or obtained. The Optionees must, to the extent applicable, cooperate with the Company in relation to such listing, registration, qualification, consent or other approval and have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS

Section 6.1	Legal Requirement

The Company is not obligated to issue any Subordinate Voting Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by an Optionee or the Company of any law.

Section 6.2	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is required under applicable law in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require that an Optionee pay to the Company, in addition to and in the same manner as the Exercise Price for the Subordinate Voting Shares, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

Section 6.3	Certain US Tax Matters

The Board will endeavour in good faith to assure that that the terms of any Options will be such that the Optionees to whom such Options are awarded are not subject to the tax or interest charges imposed by Section 409A(a)(1) of the Code. No Option will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant or any amendment or modification, specifically provides that the Option is not intended to comply with Section 409A of the Code. The Plan and each Option are hereby modified and limited as necessary to comply with applicable requirements of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor any member of the Board has any liability to an Optionee, or any other party, if an Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

Section 6.4	Termination; Amendment

(a)
The Plan will terminate on the date on which all Options issued under the Plan have either been exercised, cancelled or forfeited, or in such other circumstances as contemplated by the Plan or determined by the Board.

(b)
The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its discretion, determines appropriate. No such amendment, suspension or termination of this Plan, without the consent of any Optionee or the representatives of his or her estate, as applicable, alters or impairs any rights or obligations arising from any Option previously granted to an Optionee under this Plan that remains outstanding.

(c)
Subject to Section 6.4(b) and any applicable rules of a stock exchange, including the TSX, the Board may, from time to time, in its absolute discretion and without the approval of the shareholders of the Company make the following amendments to this Plan:

(i)	any amendment to the vesting provision, if applicable, or assignability provisions of the Options;

(ii)	any amendment to the expiration date of an Option that does not extend the term of the Option past the original date of expiration of such Option;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Option may be exercised or payable, as applicable, under the Plan;

(v)	any amendment to the definition of Participant under the Plan;

(vi)	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

(vii)
any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)	any amendment to add a cashless exercise feature or net exercise procedure;

(x)	any amendment to add a form of financial assistance or clawback; and

(xi)	any other amendment that does not require the approval of the holders of Subordinate Voting Shares under Section 6.4(d).

(d)	Notwithstanding Section 6.4(b), the Board shall be required to obtain shareholder approval to make the following amendments:

(i)	any increase to the maximum number of Subordinate Voting Shares issuable pursuant to the Plan;

(ii)
except in the case of an adjustment pursuant to Article 5, any reduction in the Exercise Price of an Option or any cancellation and replacement of such Option with an Option with a lower Exercise Price, to the extent such reduction or replacement benefits an Insider;

(iii)	any extension of the term of an Option beyond the original expiry date, to the extent such amendment benefits an Insider;

(iv)	any amendment which increases the maximum number of Subordinate Voting Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit; and

(v)	any amendment to the amendment provisions of the Plan;

provided that Subordinate Voting Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

Section 6.5	Participation in the Plan

No Participant has any claim or right to be granted an Option. The participation of any Participant in the Plan is entirely voluntary and not obligatory and is not to be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant. No Optionee has any rights as a shareholder of the Company in respect of Subordinate Voting Shares issuable on the exercise of any Option until the allotment and issuance to the Optionee of such Subordinate Voting Shares.

Section 6.6	Effective Date

This Plan becomes effective on the Effective Date.

Section 6.7	Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Quebec and the laws of Canada applicable in Quebec.

SCHEDULE A
Exercise Notice

I, _____________________, hereby exercise the option to purchase ______________ Subordinate Voting Shares of Lightspeed POS Inc. (the “Company”) at a purchase price of $_______________ per Subordinate Voting Share. This Exercise Notice is delivered in respect of the option to purchase _______________Subordinate Voting Shares of the Company that was granted to me on ___________________ pursuant to the Option Agreement entered into between the Company and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Company in the amount of $___________________ as full payment for the Subordinate Voting Shares to be received upon exercise of the Option.

Reference is also made to the sixth amended and restated shareholders agreement dated October 2, 2017 among the Company and its shareholder (the “Shareholders Agreement”), as terminated pursuant to the termination agreement dated March 15, 2019 among the Company, the holders of a majority of the then outstanding common shares of the Company and the holders of a majority of the common shares issued or issuable upon conversion of the then outstanding preferred shares of the Company (the “Termination Agreement”). For greater certainty, I hereby expressly confirm that, pursuant to the terms of the Termination Agreement, Section 8 (Lock-Up) of the Shareholders Agreement shall remain applicable to the undersigned to the maximum extent permitted thereunder under law, as applicable.

Date	Optionee’s Signature